Exhibit 10.26

STOCKERYALE, INC.

Amended and Restated Policy Regarding Compensation of Independent Directors

March 5, 2008

Pursuant to the terms of the Amended and Restated Governance, Nominating and Compensation Committee Charter (the “Charter”) of the Governance, Nominating and Compensation Committee (the “GNC”) of StockerYale, Inc. (the “Company”), the GNC is charged with (i) annually reviewing the compensation of the directors on the Company’s Board of Directors (the “Board”) and making recommendations to the Board with respect thereto, and (ii) reviewing the design and operation of incentive-compensation plans and equity-based plans of the Company and making recommendations to the Board with respect thereto. Pursuant to the Corporate Governance Guidelines of the Board, the form and amount of director compensation shall be determined by the Board. On March 5, 2008, the GNC made certain recommendations to the Board regarding director compensation.

Based upon its review and consideration of the GNC’s recommendations, and further discussion among the members of the Board, the Board has promulgated and adopted this Amended and Restated Policy Regarding Compensation of Independent Directors (the “Policy”). This Policy replaces and supersedes in its entirety the Company’s Policy Regarding Compensation of Independent Directors adopted on May 23, 2005.

1. Reimbursements. Each Independent Director (defined below) shall be reimbursed for reasonable, out-of-pocket expenses incurred in connection with traveling to and attending Board meetings.

2. Annual Compensation; Stock Option Awards.

(a) Independent Director Compensation. Each director of the Company who is not also an employee of the Company or any subsidiary of the Company (an “Independent Director”) shall receive annual compensation for serving as a director of the Company in the aggregate amount of $50,000 (the “Director Compensation”). The Director Compensation shall be paid in options to purchase shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), such that each Independent Director who is serving as director of the Company on the fifth business day after each annual meeting of shareholders (or special meeting in lieu thereof) beginning with the 2008 annual meeting, shall automatically be granted on such day an option (the “Option Award”) entitling the recipient to acquire such number of shares of Common Stock that have an aggregate market value of $50,000, based upon the closing price per share of the Common Stock as reported on the Nasdaq Global Market on the date of grant (or other market or exchange on which the Company’s securities are listed or quoted for trading), pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).

(b) Committee Chair Compensation. In addition, each Independent Director who is also the Chair of a committee of the Board (each, a “Committee Chair”) shall receive, in addition to the Director Compensation, an aggregate amount of $5,000, which shall be paid in options to purchase shares of Common Stock such that each Committee Chair who is serving as a Committee Chair on the fifth business day after each annual meeting of shareholders (or special meeting in lieu thereof) beginning with the 2008 annual meeting, shall automatically be granted on such day an Option Award entitling the recipient to acquire such number of shares of Common Stock that have an aggregate market value of $5,000, based upon the closing price per share of the Common Stock as reported on the Nasdaq Global Market on the date of grant (or other market or exchange on which the Company’s securities are listed or quoted for trading), pursuant to the Plan.

(c) Pro Rata Grants. In the event that an Independent Director or Committee Chair begins serving as director of the Company or Committee Chair on a day subsequent to the fifth business day after the annual meeting of shareholders, each such director and/or Committee Chair shall automatically be granted an Option Award to acquire a pro rata portion of the number of shares of Common Stock referred to in Sections 2(a) and 2(b) hereof upon the fifth business day after such appointment to the Board or as a Committee Chair, calculated based on the number of days until the next automatic grant.

(d) Terms of Stock Options.

(i) Stock Option Agreement. Each Option Award shall be governed by the terms and conditions of a stock option agreement, substantially in the form set forth as Exhibit A attached hereto, and shall be subject to all the terms and conditions of the Plan.

(ii) Exercise Price. The exercise price per share of the Common Stock subject to an Option Award granted under this Policy shall be equal to the closing price per share of the Common Stock as reported on the Nasdaq Global Market on the date of grant (or other market or exchange on which the Company’s securities are listed or quoted for trading). The exercise price for the shares of Common Stock subject to an Option Award may be paid by any method or combination of methods approved by the Board and in accordance with the Plan.

(iii) Vesting. Unless otherwise determined by the Board, the shares of Common Stock subject to an Option Award granted pursuant to this Policy shall be subject to forfeiture upon an Independent Director’s termination as a director of the Company or a subsidiary of the Company at any time for any reason. Each Option Award will become exercisable (“vest”) at the rate of 25% per year from the date of grant such that each Option Award will be fully vested on the fourth anniversary of the date of grant, provided that if the Company achieves positive cash flow from operations for two consecutive fiscal years, then each Option Award shall vest immediately and shall no longer be subject to forfeiture.

3. Other Awards and Compensation. The Board, in its discretion, may grant additional Option Awards to Independent Directors and Committee Chairs, and any such grant may vary among individual Independent Directors and Committee Chairs. Nothing in this Policy shall limit or restrict the Board from granting any other stock based awards or other form of compensation, whether in the form of cash, securities of the Company or otherwise, to the Independent Directors and Committee Chairs, or to any particular Independent Director or Committee Chair, whether pursuant to the Plan or pursuant to another equity based compensation plan of the Company.

4. Termination and Amendments. The Board may, at any time, amend or terminate this Policy.

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